Exhibit 10.4

AMENDED AND RESTATED

SEVERANCE BENEFIT AGREEMENT

This AMENDED AND RESTATED SEVERANCE BENEFIT AGREEMENT is made and entered into as 1st day of July, 2002, by and between LEINER HEALTH PRODUCTS, INC., a Delaware corporation (the “Company”), and ROBERT KAMINSKI (“Executive”).

R E C I T A L S:

A. Executive is the Chief Executive Officer of the Company and is a party to the Severance Benefit Agreement, dated as of November 21,1991 (the “Prior Agreement”), which provides for, among other things, certain severance payments to be made by the Company to Executive in the event of the termination of Executive’s employment with the Company under certain circumstances; and

B. The Company desires to amend and restate the Prior Agreement to ensure the continued retention of the services of Executive, whose experience, knowledge and abilities with respect to the business and affairs of the Company are valuable to the Company and would be difficult to replace, and Executive desires to amend and restate the Prior Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. Severance Benefit. In the event of a termination of Executive’s employment by the Company other than for Cause (as defined below) or a resignation by Executive of his employment for Good Reason (as defined below) in either case on or after the date hereof (the “Commencement Date”), the Company shall provide to Executive upon such termination or resignation the following severance benefits:

(a) A severance payment in cash equal to $2,000,000, payable in four equal quarterly installments commencing on the last business day of the quarter that includes Executive’s date of termination;

(b) Outplacement assistance at the Company’s expense, up to the maximum cost to the Company of $20,000; and

(c) Executive shall have such rights under applicable Company plans or programs, including but not limited to stock option and incentive plans, as may be determined pursuant to the terms of such plans or programs.

2. Discharge for Cause. For purposes of this Agreement, “Cause” shall mean one of the following and, if the basis for the Company’s termination of Executive is described in clause (a), (b) or (c) of this Section 2, as determined by the affirmative vote of a majority of the Board of Directors acting at a meeting at which a quorum is present:

(a) Executive’s willful malfeasance, gross negligence or dishonesty in the performance of Executive’s duties to the Company;

(b) Executive’s willful breach of any employment agreement between Executive and the Company;

(c) The failure by Executive to substantially perform Executive’s duties to the Company, other than such duties as would constitute a basis for Executive to resign for “Good Reason” hereunder or due to Executive’s death or “permanent disability” (as defined below); or

(d) The conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (i) under the laws of the United States or any State thereof or (ii) under the laws of any other country or political subdivision thereof that would constitute a felony involving moral turpitude under the laws of the United States or any State thereof had they applied.

3. Resignation for Good Reason. For purposes of this Agreement, resignation for “Good Reason” shall mean the termination of Executive’s employment for any of the following reasons (without Executive’s prior written consent) on or after the Commencement Date:

(a) The assignment to Executive by the Company of duties materially inconsistent with Executive’s positions, titles or offices as of the date hereof, or as appropriately change from time to time;

(b) Any material reduction by the Company of Executive’s duties or responsibilities, other than any such reduction incident to the assignment to Executive by the Board of Directors of the Company (the “Board”) of additional duties or responsibilities that are consistent with Executive’s position as Chief Executive Officer (as determined in good faith by the Board);

(c) Executive’s death or “permanent disability” (defined for purposes of this Agreement as the inability of Executive to render services to the Company on a full-time basis due to physical or mental illness or disability for six months or more in the aggregate in any 12-month period);

(d) A reduction by the Company in Executive’s base salary or individual performance bonus, as in effect on the date hereof or as the same may be increased from time to time;

(e) A material adverse change in Executive’s benefits or perquisites, as in effect on the date hereof or as the same may be increased or improved from time to time;

(f) The requirement by the Company that Executive relocate to an office or location more than thirty (30) miles from Executive’s then-current principal office location; or

(g) The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of the Company or any person acquiring substantially all of the Company’s assets.

4. Employment at Will. The Company may terminate Executive’s employment at any time for any reason, and Executive may terminate his employment with the Company at any time for any reason, and nothing in this Agreement shall be construed as giving either the Company or Executive any right or obligation to continue their employment relationship.

5. Discharge For Cause or Resignation without Good Reason. If Executive is discharged for Cause, or if Executive voluntarily resigns without Good Reason, all payments of base salary and performance bonus, as well as all of Executive’s benefits, shall immediately cease and Executive shall be entitled to no further compensation or benefits of any kind, except for any accrued but unpaid salary, bonus and benefits.

6. Waiver or Modification. Any waiver, alteration or modification of any of the provisions of this Agreement or cancellation or replacement of this Agreement shall not be valid unless made in writing and signed by the parties hereto. Waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

7. Construction. Except as to matters of internal corporate policy and regulation, which shall be governed by the laws of the State of Delaware (the State of incorporation of the Company), this Agreement shall be governed by the laws of the State of California.

8. Binding Effect. The rights and obligations of the Company under this Agreement shall be binding upon and shall inure to the benefit of any successors or assigns of the Company. In the event of any consolidation or merger of the Company into or with another corporation, such other corporation shall assume this Agreement and shall become obligated to perform all of the terms and conditions hereof, and Executive’s obligations hereunder shall continue in favor of such other corporation or the subsidiary of such corporation carrying on the major part of the business of the Company.

9. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, amendments, memoranda or understandings between the Company and Executive, including the Prior Agreement.

10. Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

11. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person or sent by registered or certified United States mail, postage and fees prepaid, to the addresses of the parties set forth below, or such other address as shall be furnished by notice hereunder by any such party:

The Company:	901 East 233rd Street Carson, California 90745-6204 Attention: Secretary

Executive:	Robert M. Kaminski
115 17th St.
Manhattan Beach Ca. 90266

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LEINER HEALTH PRODUCTS, INC.

By:	/s/ ROBERT K. REYNOLDS
Name:	Robert K. Reynolds
Title:	Executive Vice President &
Chief Financial Officer

/s/ ROBERT KAMINSKI
Robert Kaminski

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